Exhibit 5.1

Chicago New York Washington, DC London San Francisco Los Angeles Singapore vedderprice.com

June 26, 2020

Byline Bancorp, Inc.

180 North LaSalle Street, Suite 300

Chicago, Illinois 60601

Re:	Byline Bancorp, Inc. $50,000,000 6.000% Fixed-to-Floating Rate Subordinated Notes due 2030

Ladies and Gentlemen:

We have acted as special counsel to Byline Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of an aggregate $50,000,000 of the Company’s 6.000% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”) that are being offered and sold in accordance with the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated June 22, 2020, by and among the Company, Byline Bank and Keefe, Bruyette & Woods, Inc. (the “Underwriter”). The Notes are being offered and sold under a registration statement on Form S–3 under the Securities Act filed with the Securities and Exchange Commission (the “Commission”) on August 30, 2019, as amended by Amendment No. 1 thereto filed on September 23, 2019, and declared effective by the Commission on September 25, 2019 (File No. 333-233583) (the “Registration Statement”), including a base prospectus dated September 25, 2019 (the “Base Prospectus”), and a prospectus supplement dated June 22, 2020 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), and issued under the Subordinated Debt Indenture, dated as of June 26, 2020 (the “Base Indenture”), as supplemented by the First Supplemental Indenture thereto, dated as of June 26, 2020 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”).

In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Underwriting Agreement, the Indenture, the global certificate representing $50,000,000 aggregate principal amount of the Notes, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated By-Laws, as well as such other corporate records, documents and other papers and certificates as we deemed necessary to examine for purposes of this opinion. We have assumed, and express no opinion as to, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic and the genuineness of all signatures.

Byline Bancorp, Inc.
June 26, 2020

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Notes, upon issuance and delivery against full payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, and upon having been duly authenticated by the Trustee in accordance with the terms of the Indenture, will constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following further limitations, qualifications, exceptions and assumptions:

1.	the opinion stated herein is limited by bankruptcy, insolvency, fraudulent conveyance or similar laws, reorganization, rehabilitation, moratorium, marshaling or other laws affecting the enforcement generally of creditors’ rights and remedies, principles of equity (regardless of whether considered and applied in a proceeding in equity or at law), public policy, applicable law relating to fiduciary duties, judicial imposition of an implied covenant of good faith and fair dealing and principles regarding successor liability, equitable subordination, substantive consolidation of entities and the adequacy of consideration for a person’s guarantee of its affiliate’s obligations; and

2.	no opinion is given herein as to the availability of specific performance or equitable relief of any kind.

We are duly licensed to practice law in the State of New York and in rendering the opinion set forth herein, we express no opinion as to the laws of any other jurisdiction other than the laws of the State of New York and the Delaware General Corporation Law.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein. This opinion is given as of the date hereof, and we assume no obligation to update this opinion or otherwise advise you with respect to any facts or circumstances or changes in law that may occur or that may hereafter be brought to our attention after such date.

We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus Supplement included in the Registration Statement, and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K on the date hereof, which exhibit will be incorporated by reference into the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Sincerely,

/s/ Vedder Price P.C.